Exhibit 10.26
Employment Agreement
          This Employment Agreement (the “Agreement”) is made as of February 14, 2008, between COMSYS IT Partners, Inc., a Delaware corporation (the “Company”), and Amy Bobbitt (the “Executive”).
1.	BACKGROUND. The Company’s Board of Directors (the “Board”), acting through the Compensation Committee, considers the employment of the Executive to be in the best interests of the Company and its shareholders. In connection with Executive’s recent promotion, the Company desires to enter into this Agreement to establish the terms and conditions of Executive’s ongoing employment.

2.	DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth below. Other defined terms have the meanings set forth in the provisions of this Agreement in which they are used.

2.1	Base Salary is defined in Section 4.1.

2.2	Beneficial Owner is defined in Rule 13d-3 of the Exchange Act.

2.3	Benefit means any Company-provided or Company-sponsored pension plan, 401k plan, insurance plan, or other employee benefit plan, program or arrangement made available to the Company’s employees generally.

2.4	Bonus Potential means the annual bonus amount that will be earned by the Executive under the Company Bonus Plan if the Company’s EBITDA is 100% of the targeted EBITDA for the applicable period as set forth on Exhibit B. The Executive’s current Bonus Potential is set forth on Exhibit A, Schedule 1. If such potential bonus amount is increased at any time in the Company’s sole discretion, then the resulting increased potential bonus amount shall be deemed the Bonus Potential for all purposes hereunder.

2.5	Bonus Potential Earned means the amount of the Executive’s Bonus Potential that was earned during the bonus period in question. The amount earned will be equal to the percentage of Bonus Potential during the bonus period that corresponds to actual performance during that period, multiplied by the Executive’s Bonus Potential. The amount earned will be prorated for any bonus period the Executive was not employed by the Company for the entire bonus period based on the portion of the bonus period the Executive was employed by the Company. Any such prorated bonus will be determined at the same time and in the same manner that bonuses are determined for other participants in the Company Bonus Plan upon completion of such bonus period and payments will be made at the same time that payments are made to other participants in the Company Bonus Plan. In no event will any portion of the Bonus Potential be deemed to have been earned by the Executive if the Executive resigns other than for Good Reason or if the Employment is terminated for Cause.

2.6	Cause: As used in this Agreement:
(a)	The term “Cause” or “for cause” or “with cause” (in upper or lower case) means only one or more of the following except as excluded by subparagraph (b): (1) the Executive’s conviction of a felony; (2) the Executive’s willful, material and irreparable breach of this Agreement (other than for reason of illness or disability) or any other agreement or contract between the Executive and the Company or any of its subsidiaries; (3) the Executive’s gross negligence in the performance of, or intentional nonperformance of or inattention to, the Executive’s material duties and responsibilities hereunder, continuing for thirty (30) days after receipt of written notice of need to cure the same; or (4) the Executive’s willful dishonesty or financial dishonesty, moral turpitude, fraud, theft or material misconduct with respect to the business or affairs of the Company or any of its subsidiaries.

(b)	The terms “Cause,” “for cause,” and “with cause” (in upper or lower case) shall not include any of the following: (1) bad judgment; (2) negligence other than gross negligence; (3) any act or omission that was based upon (i) authority given pursuant to a resolution duly adopted by the Board, (ii) instructions of the Board or any committee thereof or (iii) the advice of counsel for the Company; or (4) any act or omission that the Executive believed in good faith to have been in the interest of the Company, without intent of the Executive to gain therefrom, directly or indirectly, a personal profit to which he was not legally entitled.
2.7	Change of Control is defined in Section 10.2.

2.8	COBRA means the Consolidated Omnibus Budget Reconciliation Act, as the same may be amended from time to time, or any successor statute, together with any applicable regulations in effect at the time in question.

2.9	Company Bonus Plan refers to the plan that provides for incentive-based annual corporate bonuses for all Senior Executives, or such other bonus plan as the Company may from time to time adopt for its Senior Executives in its sole discretion, for providing such incentive-based annual bonuses. The Company Bonus Plan shall establish the bonus criteria for the Company and/or the Executive required for specified bonus payment percentages to be earned. Any such employee-performance criteria which the Company makes applicable to the Executive shall be consistent with the Executive’s Position. The Executive’s Bonus Plan is attached as Exhibit B.

2.10	Company Group means COMSYS IT Partners, Inc. and its subsidiaries.

2.11	Company Business is intentionally defined broadly in view of the Executive’s senior position with the Company; it means (1) any business engaged in by the Company Group during the Executive’s Employment, or (2) any other business as to which the Company Group has made demonstrable preparation to engage in during such Employment and (i) in which preparation the Executive materially participated, or (ii) concerning which preparation the Executive had access to Confidential Information.

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2.12	Confidential Information means information on any Company Business that the Executive learns in the course of the Employment, including but not limited to the information described in Section 8.1, other than information which the Executive can show: (i) was in the Executive’s possession or within the Executive’s knowledge before Executive became employed by the Company; or (ii) is or becomes generally known to persons who could take economic advantage of it, other than officers, directors, and employees of the Company, without breach of an obligation to the Company; or (iii) the Executive obtained from a party having the right to disclose it without violation of an obligation to the Company; or (iv) is required to be disclosed pursuant to legal process (e.g., a subpoena), provided that the Executive timely notifies the Company upon receiving or becoming aware of the legal process in question.

2.13	Day, in upper or lower case, means a calendar day except as otherwise stated.

2.14	Effective Date is defined in Section 5.1.

2.15	Employment means the Executive’s employment with the Company.

2.16	Exchange Act means the Securities Exchange Act of 1934, as amended.

2.17	Good Reason means the occurrence of any one or more of the following events without the Executive’s express prior written consent (see also the notice-and-cure provision in the definition of Resignation for Good Reason):
(a)(1) removal by the Board of the Executive from the Position; (2) a material diminution in the Executive’s Position, duties, or responsibility from that held by the Executive immediately prior to such change; or (3) the assignment by the Company to the Executive of duties that are materially inconsistent with the Executive’s Position;
(b)(1) the Company’s requiring the Executive to perform a majority of her duties or to be permanently based outside of, or the moving of the Executive’s principal office space from Phoenix, Arizona (or any other mutually agreeable location); or (2) the Company’s requiring the Executive to be permanently based (meaning requiring the Executive to perform a majority of her duties for a period of more than 30 days) anywhere other than within 50 miles of the Executive’s job location at the time that the directive for such relocation is made by the Company;
(c) any Reduction in the Executive’s Base Salary, Bonus Potential, or other compensation (including without limitation any Reduction of any non-contingent bonus or incentive compensation for which the Executive is eligible);
(d) failure to provide the Executive with any Benefit for which the Executive is eligible under the Benefit plan’s requirements (and, if such Benefit in question is optional, which the Executive has elected to receive);
(e) any failure of the Company to fulfill its material obligations under this Agreement or under any stock or stock option agreement, change of control agreement, bonus, benefit or

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incentive plan or other agreement between the Executive and the Company (the Company’s failure to fulfill obligations addressed in subsections (a) through (d) shall be governed by those subsections and not subsection (e));
(f) failure of the Company to provide or maintain a Company Bonus Plan whereby the Executive may earn a bonus as set forth in Section 4.2; or
(g) any purported termination by the Company of the Employment other than as expressly permitted by this Agreement.
2.18	Group is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

2.19	Merger Transaction means a merger, consolidation or reorganization of the Company with or into any other Person or Group, other than the Permitted Holders.

2.20	On-Target Performance means the point at which the requirements under the Company Bonus Plan necessary for a full payout of the Bonus Potential have been achieved.

2.21	Permitted Holders means Wachovia Investors, Inc. and its affiliates.

2.22	Person is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

2.23	Position means the area of responsibility so identified on Exhibit A, Schedule 1. If the Company in its sole discretion increases the Executive’s area of responsibility, then such increased area of responsibility shall be deemed the Position for all purposes hereunder.

2.24	Reduction, as applied to any aspect of the Executive’s compensation or benefits, means any exclusion, discontinuance without comparable replacement, diminution or reduction in the same as in effect immediately prior to such exclusion, discontinuance, diminution or reduction.

2.25	Resign for Good Reason or Resignation for Good Reason means that all of the following occur:
(a) the Executive notifies the Company in writing, in accordance with the notice provisions of this Agreement, of the occurrence of one or more events constituting Good Reason hereunder;
(b) the Company fails to revoke, rescind, cancel, or cure the event (or if more than one, all such events) that was the subject of the notification under subparagraph (a) within thirty (30) days after such notice; and
(c) within ten (10) business days after the end of the thirty-day period described in subparagraph (b), the Executive delivers to the Company a notice of resignation in accordance with this Agreement.

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2.26	Sale Transaction means a sale, lease, exchange or other transfer of all or substantially all the assets of the Company and its consolidated subsidiaries to any other Person or Group, other than the Permitted Holders.

2.27	Schedule 1 means Schedule 1 set forth at the end of this Agreement in Exhibit A.

2.28	Senior Executives means those officers of the Company who are designated executive officers from time to time.

2.29	Severance Benefits means the post-employment compensation and benefits to be provided to the Executive by the Company as set forth in Section 6.

2.30	Severance Payment is defined in Section 6.1.

2.31	Special Severance Benefits is defined in Section 10.1.

2.32	Special Severance Payment is defined in Section 10.1.

2.33	Termination Date means the effective date of a termination of the Employment by either the Company or the Executive.

2.34	Tribunal means a court or other body of competent jurisdiction that is deciding a matter relating to this Agreement.

2.35	Voting Stock means shares of capital stock of the Company the holders of which are entitled to vote for the election of directors, but excluding shares entitled to so vote only upon the occurrence of a contingency unless that contingency shall have occurred.

3.	EMPLOYMENT.

3.1	Position. Subject to the terms and conditions hereinafter set forth, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, at the office and in the Position referred to on Exhibit A, Schedule 1.
(a)	The Executive will (i) devote substantially all of her time, attention, and energies to the business of the Company and will diligently and to the best of her ability perform all duties incident to her Employment hereunder; (ii) use her best efforts to promote the interests and goodwill of the Company; and (iii) perform such other duties commensurate with the Position as the Board may from time to time assign to the Executive.

(b)	The Executive will obtain the written consent of the Board prior to serving on corporate, civic or charitable boards or committees. This Section 3.1 will not be construed as preventing the Executive from serving on the corporate, civic or charitable boards or committees on which she currently serves, as listed on Exhibit C; provided, however, that in no event will any such service or business activity require the provision of substantial services by the Executive to the operations or the affairs of

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such businesses or enterprises such that the provision thereof would interfere in any respect with the performance of the Executive’s duties hereunder.
3.2	Office Space, Equipment, etc. The Company will provide the Executive with office space, related facilities, equipment and support personnel that are commensurate with the Position.

3.3	Expense Reimbursement.
(a)	The Company will timely reimburse the Executive for reasonable business expenses incurred by the Executive in connection with the Employment in accordance with the Company’s then current policies.

(b)	Without limiting Section 2.17 (Good Reason includes relocation without consent), or this Section 3.3, if the Company determines that the Executive will be relocated, then the Company will, in connection with such relocation, pay or reimburse the Executive for all reasonable moving expenses incurred by the Executive.
4.	COMPENSATION AND BENEFITS DURING EMPLOYMENT. During the Employment, the Company will provide compensation and benefits to the Executive as follows:

4.1	Base Salary. The Company will pay the Executive a base salary at a rate (before deductions, e.g., for employee-paid insurance premiums; deferrals, e.g., for flex-plan contributions; and withholding) not less than the Base Salary rate set forth on Exhibit A, Schedule 1. If the Company in its sole discretion increases the Executive’s base salary, then such increased salary shall be deemed the Base Salary for all purposes hereunder. All salary payments shall be made in accordance with the normal payroll practices of the Company but in no less than equal semi-monthly installments, less withholding or deductions required by law or agreed to by the Executive.

4.2	Annual Bonus. In addition to the Base Salary, the Executive will participate in the Company’s Bonus Plan. Executive will be paid her Bonus Potential Earned pursuant to the terms of the Company Bonus Plan. A copy of Executive’s Bonus Plan is attached as Exhibit B.

4.3	Benefits. The Executive will, upon satisfaction of legal or applicable third-party provider eligibility requirements with respect thereto, be entitled to participate in all Benefits now or hereafter in effect or that are hereafter made available to the Company’s employees generally. The previous sentence shall not be construed as limiting the Company’s right, in its sole discretion, to add to, reduce, modify, or eliminate any such Benefit. In addition, the Company shall maintain for the Executive any specific benefits set forth on Exhibit A, Schedule 1.

4.4	Vacation; Holidays; Sick Leave. During the Employment, the Executive shall be entitled to sick leave, holidays and vacation time off (included within the Company’s Paid Time Off Policy (“PTO”)), all in accordance with the regular policy of the Company for its Senior

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Executives (but in no event less than the PTO set forth on Exhibit A, Schedule 1), during which time her compensation and benefits shall be paid or provided in full.

4.5	Annual Compensation Review. At least annually during the Employment, the Company shall review with the Executive the Base Salary, the Bonus Potential, and all other forms of compensation, which the Executive is then receiving (or, in the case of contingent compensation, for which the Executive is a participant in the applicable plan). The Base Salary and Bonus Potential may be increased (but not decreased) from time to time as determined by the Company’s Board or the Compensation Committee thereof. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to the Executive under this Agreement. The Base Salary and Bonus Potential may not be decreased without the Executive’s express prior written consent.

4.6	Equity. Awards of equity securities under the Company’s Amended and Restated 2004 Stock Incentive Plan (or any successor equity incentive plans) competitive with industry standards for executives in like positions shall be made from time to time subject to the discretion of the Compensation Committee of the Board.

5.	TERMINATION OF EMPLOYMENT

5.1	Term of Agreement. The term of the Employment will commence on the date hereof (the “Effective Date”), continue to December 31, 2008 (the “Original Term”) and renew automatically thereafter for successive one-year terms (each, a “Renewal Term”) unless written notice of non-renewal is given by either party to the other party at least six months prior to the end of the Original Term or any Renewal Term (the “Expiration Date”); provided, however, that the Employment may also be terminated prior to such Expiration Date (i) by the Executive for any reason, including Good Reason, (ii) by the Company with Cause, (iii) by the Company without Cause or (iv) by the Company upon the Disability or death of the Executive. In the event that (i) the Company does not renew the Agreement at the end of the Original Term or any Renewal Term, (ii) the Company terminates Employment prior to the Expiration Date without Cause, (iii) the Executive terminates Employment prior to the Expiration Date for Good Reason, or (iv) the death or Disability of the Executive, the Executive shall be entitled to receive Severance Benefits pursuant to Section 6 of this Agreement.

5.2	Termination in the Event of Disability. In the event of the inability of the Executive, by reason of mental or physical disability to perform her material duties hereunder, for a period of 120 consecutive days or 180 non-consecutive days during any twelve (12) month period, as reasonably determined by the Board or as certified by a qualified physician selected by the Board (collectively, “Disability”), the Company may terminate the Executive’s Employment effective upon written notice to the Executive. Prior to the termination of Executive’s Employment pursuant to this Section 5.2, during any period that the Executive fails to perform her full-time duties with the Company as a result of incapacity due to physical or mental illness, she shall continue to receive her Base Salary, Bonus and other benefits provided hereunder, less the amount of any disability benefits

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received by the Executive during such period under any disability plan or program sponsored by the Company.

5.3	Notice of Resignation; Waiver of Notice Period. If the Executive resigns from the Company, the Executive will give the Company at least four (4) weeks’ prior notice of resignation. The Company may in its discretion waive any notice period stated in the Executive’s notice of resignation, in which case the Termination Date of the Employment will be the date of such waiver.

5.4	No Termination of Agreement Per Se. Termination of the Employment will not terminate this Agreement per se; to the extent that either party has any right under applicable law to terminate this Agreement, any such termination of this Agreement shall be deemed solely to be a termination of the Employment without affecting any other right or obligation hereunder except as provided herein in connection with the termination of the Employment.

5.5	Transition of Email, Correspondence, etc. If the Employment is terminated by either the Executive or the Company, the Company will provide reasonable cooperation in (i) permitting the Executive to copy or remove the Executive’s personal files (not including Company Confidential Information) from the Executive’s computer and office, and (ii) arranging for any personal emails or phone messages to be forwarded to the Executive for a reasonable period of time after such termination (not to exceed sixty (60) days).

5.6	Payments Following Termination.
(a) If the Employment is terminated for any reason, either by the Company or by the Executive’s resignation, then the Company shall pay the Executive the following amounts as part of the Company’s next regular payroll cycle but in no event later than thirty (30) days after the Termination Date, to the extent that the same have not already been paid:
(i) any and all salary and vacation pay earned through the Termination Date; and
(ii) any reimbursable expenses properly reported by the Executive.
(b) Unless the Executive resigns without Good Reason or the Employment is terminated for Cause, then the Company shall also pay any applicable prorated Bonus Potential Earned for the bonus period in which such termination occurs at the same time that payments are made to other participants in the Company Bonus Plan.
6.	SEVERANCE BENEFITS UPON CERTAIN TERMINATIONS

6.1	Severance Payment. If (1) the Company does not renew the Agreement at the end of the Original Term or any Renewal Term, (2) the Employment is terminated by the Company other than for Cause, (3) the Executive resigns for Good Reason, (4) the Executive is terminated due to a Disability pursuant to Section 5.2 of this Agreement or (5) the Executive dies, then:
(a)	the Company shall pay to the Executive, if living, an amount equal to one and a half

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(1.5) times the highest Base Salary in effect (i) during the 12 months immediately prior to the Termination Date or (ii) during the Employment, if the Employment has lasted less than 12 months;

(b)	in addition to the severance provided in Section 6.1(a), the Executive shall also receive one (1.0) times (1) the average Bonus Potential Earned by the Executive for the two (2) years ending prior to the Termination Date (the payments provided in subsections (a) and (b) are collectively referred to as the “Severance Payment”);

(c)	if the Employment is terminated (i) by the Company in the event of Executive’s Disability, (ii) upon the Executive’s death, or (iii) upon a Change of Control, the Severance Payment shall be paid in cash or immediately available funds, in lump sum within 10 business days following the execution by Executive of the release described in Section 6.1(f); provided, however, that if the Employment is terminated by the Company in the event of Executive’s Disability, any Severance Payment owed to the Executive under this Section 6.1 shall be offset by any amount paid to the Executive pursuant to any disability insurance policy for which the Company has paid the premiums;

(d)	if the Employment is terminated (i) by the Company without Cause or (ii) by the Executive for Good Reason, the Executive shall be entitled to receive the Severance Payment in twenty-four (24) equal monthly installments during the two-year period following the Termination Date;

(e)	if the Executive is not living, then the Severance Payment shall be paid to the Executive’s heirs, assigns, successors-in-interest, or legal representatives, in the same manner as specified in subparagraph (c); and

(f)	as a condition to making any Severance Payment, the Company will require the Executive or her legal representatives to first execute a release which contains a full release of any and all claims against the Company that the Executive has or may have arising out of the employment relationship and certain other provisions, including but not limited to a reaffirmation of the restrictive covenants in Sections 9.1 and 9.2.
6.2	Continuation of Insurance and Related Benefits. If (1) the Company does not renew the Agreement at the end of the Original Term or any Renewal Term, (2) the Employment is terminated by the Company other than for Cause, (3) the Executive resigns for Good Reason, (4) the Executive is terminated due to a Disability pursuant to Section 5.2 of this Agreement or (5) the Executive dies, then:
(a)	The Company shall, to the greatest extent permitted by applicable law and the terms and conditions of the applicable insurance or benefit plan, maintain the Executive (if living) and the Executive’s dependents as participants in the life, health, dental, accident, disability insurance, and similar benefit plans offered to (and on the same terms as) other Senior Executives until the 24-month anniversary of the Termination Date.

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(b)	To the extent that applicable law or the terms and conditions of the applicable insurance or benefit plan do not permit the Company to comply with subparagraph (a), the Company will reimburse the Executive (if living) and the Executive’s dependents, for all expenses incurred by any of them in maintaining the same levels of coverage under COBRA, for the same period as provided in subparagraph (a) or as permitted by law, but solely to the extent that such expenses exceed the deduction or amount that would have been required to be paid by the Executive for such coverage if the Employment had not been terminated.

(c)	If Employment is terminated by the Executive’s death, or if the Executive dies before the expiration of the Company’s obligation under this Section 6.2, then the Company will continue to maintain coverage for the Executive’s dependents under all insurance plans referred to in this Section 6.2 for which such dependents had coverage as of the date of the Executive’s death, at the same coverage levels and for the same period of time as would have been required had the Executive not died.

(d)	Following the expiration of such coverage period by the Company, the Executive (if living) and the Executive’s dependents will be entitled to elect to maintain coverage under such insurance and benefit plans in accordance with COBRA to the fullest extent available under law.
6.3	D&O Insurance and Indemnification. Through at least the sixth anniversary of the Termination Date, the Company shall maintain coverage for the Executive as a named insured on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide the Executive with at least the same corporate indemnification as it provides to other Senior Executives.

6.4	No Other Severance Benefits. Other than as described above in Sections 6.1 and 6.2 and as described below in Sections 10 and 11, the Executive shall not be entitled to any payment, benefit, damages, award or compensation in connection with termination of the Employment, by either the Company or the Executive, including but not limited to any termination-related benefits or payments contained in the Offer Letter, dated June 2, 2006, that was entered into by Executive and COMSYS Information Technology Services, Inc.

6.5	No Waiver of ERISA-Related Rights. Nothing in this Agreement shall be construed to be a waiver by the Executive of any benefits accrued for or due to the Executive under any employee benefit plan (as such term is defined in the Employees’ Retirement Income Security Act of 1974, as amended) maintained by the Company, if any, except that the Executive shall not be entitled to any severance benefits pursuant to any severance plan or program of the Company other than as provided herein.

6.6	Mitigation Not Required. The Executive shall not be required to mitigate the amount of any payment or benefit which is to be paid or provided by the Company pursuant to this Section 6. Except as otherwise specifically set forth herein, any remuneration received by the

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Executive from a third party following termination of the Employment shall not apply to reduce the Company’s obligations to make payments or provide benefits hereunder.

7.	TAX WITHHOLDING. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement, or under any other agreement between the Executive and the Company, all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

8.	CONFIDENTIAL INFORMATION

8.1	Executive acknowledges that in the course of her employment by the Company, the Company has provided her and will continue to provide her, prior to any termination hereof, with certain Confidential Information and knowledge concerning the operations of the Company Group which the Company desires to protect. This Confidential Information shall include, but is not limited to:
(a) terms and conditions of and the identity of the parties to the Company Group’s agreements with its clients and suppliers, including but not limited to price information;
(b) management systems, policies or procedures, including the contents of related forms and manuals;
(c) professional advice rendered or taken by the Company Group;
(d) the Company Group’s own financial data, business and management information, strategies and plans and internal practices and procedures, including but not limited to internal financial records, statements and information, cost reports or other financial information;
(e) proprietary software, systems and technology-related methodologies of the Company Group and their clients;
(f) salary, bonus and other personnel information relating to the Company Group’s personnel;
(g) the Company Group’s business and management development plans, including but not limited to proposed or actual plans regarding acquisitions (including the identity of any acquisition contacts), divestitures, asset sales and mergers;
(h) decisions and deliberations of the Company Group’s committees or boards; and
(i) litigation, disputes or investigations to which the Company Group may be party and legal advice provided to Executive on behalf of the Company Group in the course of Executive’s employment.

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8.2	Executive understands that such information is confidential, and she agrees not to reveal such information to anyone outside the Company so long as the confidential or secret nature of such information shall continue. Executive further agrees that she will at no time use such information in competing with all or any portion of the Company Group. At such time as Executive shall cease to be employed by the Company, she will surrender to the Company all papers, documents, writings and other property produced by her or coming into her possession by or through her employment and relating to the information referred to in this paragraph, and the Executive agrees that all such materials will at all times remain the property of the Company.

9.	NONCOMPETITION AND NONSOLICITATION COVENANT

9.1	Noncompetition. In return for the consideration stated in this Agreement, including the improvements to Executive’s compensation package made herein and the obligation to provide severance to Executive following the termination of the Employment in certain events, the Executive agrees that, during the Employment and for two (2) years after the termination of the Employment, Executive will not directly or indirectly possess an ownership interest in, manage, control, participate in, consult with, or render services for any other person, firm, association or corporation, engaged in the business of the Company Group without the prior written consent of the Company, in the United States or any other geographic area where the Company Group is conducting business, because such activity would unavoidably and unfairly compromise the Company’s legitimate, protectible business interests in its Confidential Information, clients, employees, suppliers and business relationships.

9.2	Executive agrees that she will not, either directly or indirectly, during the Employment and for two (2) years after termination of the Employment, in any capacity whatsoever (either as an employee, officer, director, stockholder, proprietor, partner joint venturer, consultant or otherwise) (a) solicit, contact, call upon, communicate with, or attempt to communicate with any of the Company Group clients or potential clients for the purpose of providing services to such client, or (b) sell any services to any client or potential client of the Company Group.

9.3	Nonsolicitation. Executive agrees that she will not, either directly or indirectly, during the Employment and for two (2) years after termination of the Employment, through any other entity, either alone or in conjunction with any other person or entity employ, solicit, induce, or recruit, any person employed by the Company Group at any time within the one (1) year period immediately preceding such employment, solicitation, inducement or recruitment.

9.4	For the purposes of this Agreement, “potential client” shall be defined as those entities for which Executive has had access to Confidential Information during her Employment, and “client” shall be defined as those entities with which the Company Group has conducted any business during the one (1) year period prior to termination of the employment relationship. For the purposes of this Agreement, “services” shall mean activities

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performed by the Company Group at any time within the one (1) year period preceding termination of Executive’s Employment.

9.5	Executive agrees that it is her intention that any restriction contained in this section that is determined to be unenforceable be modified by any Tribunal having jurisdiction to be reasonable and enforceable, and, as modified, to be fully enforced.

9.6	The Company will not unreasonably withhold its consent under Section 9.1 to the Executive’s employment, after the termination of the Employment, by a corporation that competes with Company, but only if, before starting the new employment, the Executive provides the Company with a document reasonably satisfactory to the Company, signed by both the Executive and such corporation, containing (i) a written description of the Executive’s duties in the new job, and (ii) specific assurances that in the new job the Executive will neither use nor disclose the Company’s Confidential Information.

9.7	Executive acknowledges and agrees that the restrictive covenants contained herein are reasonable in time, territory and scope, and in all other respects. If a Tribunal determines that any of the restrictions set forth in this Section 9 are unreasonably broad or otherwise unenforceable under applicable law, then (i) such determination shall be binding only within the geographical jurisdiction of the Tribunal, and (ii) the restriction will not be terminated or rendered unenforceable, but instead will be reformed (solely for enforcement within the geographic jurisdiction of the Tribunal) to the minimum extent required to render it enforceable.

10.	CHANGE OF CONTROL

10.1	Special Severance Benefits.
(a)	If, during the specific time periods listed in subparagraph (b) below, the Employment is terminated by any of the specific events listed therein, then the Executive will be entitled to the following benefits (“Special Severance Benefits”):
(1)	all benefits that would be provided under this Agreement in the event of a termination of the Employment without Cause by the Company, with the Severance Payment paid as provided in subparagraph (c) below, instead of as provided in Section 6 of this Agreement; and

(2)	a special, additional severance payment (the “Special Severance Payment”) equal to one-half (.5) times the highest Base Salary in effect (i) during the 12 months immediately prior to the Termination Date or (ii) during the Employment, if the Employment has lasted less than 12 months .
(b)	The specific termination events and time periods in which the Executive will be entitled to the Special Severance Benefits are as follows:
(1)	the Executive’s Employment is terminated by the Company, for any reason other than Cause, at any time during the period beginning on the Change of

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Control Date and ending at 5:00 pm Phoenix time on the date two (2) years after the Change of Control Date; or

(2)	the Executive Resigns for Good Reason at any time during the period beginning on the Change of Control Date and ending at 5:00 pm Phoenix time on the date two (2) years after the Change of Control Date.
(c)	The Special Severance Payment and the Severance Payment required by this Agreement shall be made to the Executive, in cash or immediately-available funds, in a lump sum within 10 business days following the execution by Executive of a release.

(d)	Payments pursuant to this Agreement shall not be deemed to constitute continued employment beyond the Termination Date.

(e)	As a condition to providing the Executive with the Special Severance Benefits, the Company will require the Executive to first execute a release on the same terms as specified in Section 6.1(f) above.
10.2	A Change of Control shall be deemed to have occurred if any of the following events occurs after the Effective Date:
(a)	The consummation of a Merger Transaction if (a) the Company is not the surviving entity and (b) as a result of the Merger Transaction, 50 percent or less of the combined voting power of the then-outstanding securities of the other party to the Merger Transaction, immediately after the date of Change of Control, are held in the aggregate by the holders of Voting Stock immediately prior to the date of Change of Control.

(b)	The consummation of a Sale Transaction.

(c)	Any Person, other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50 percent of the outstanding Voting Stock.

(d)	The stockholders of the Company approve the dissolution of the Company.

(e)	During any period of twenty-four (24) consecutive months, the replacement of a majority of the members of the Board who were members of the Board at the beginning of such period, and such new members shall not have been (i) nominated or appointed to the Board pursuant to the terms of an agreement with the Company, (ii) nominated for election or selected as a director by a duly constituted nominating committee (or a subcommittee thereof) of the Board or (iii) approved by a vote of at least a majority of the members of the Board then still in office who either were members of the Board at the beginning of such period or whose election as a member of the Board was so previously approved.
10.3	Simultaneously with the occurrence of a Change of Control, all vesting restrictions related to equity awards previously made to the Executive under the Company’s Amended

EXECUTIVE EMPLOYMENT AGREEMENT	PAGE 14

and Restated 2004 Stock Incentive Plan (or any successor equity incentive plans) shall lapse, and all such awards shall become fully vested without any requirement for further action on the Executive’s part.

11.	CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive upon a Change of Control, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the United States Internal Revenue Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Subject to the provisions of this Section, all determinations required to be made hereunder, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by an accounting firm (at the sole expense of the Company) approved by the Company and the Executive (the “Accounting Firm”), which firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the date of termination of the Employment, if applicable, or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with an opinion that she has substantial authority not to report any Excise Tax on her federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments may be miscalculated and may not cover the full amount of Excise Taxes due (an “Underpayment”) consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant hereto and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

12.	COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”). This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event any payment or benefit hereunder is determined to constitute nonqualified deferred compensation subject to Section 409A, then to the extent necessary to comply with Section 409A, such payment or benefit shall not be made, provided or

EXECUTIVE EMPLOYMENT AGREEMENT	PAGE 15

commenced until six months after Executive’s “separation from service” as such phrase is defined for purposes of Section 409A.

13.	EMPLOYEE HANDBOOKS, ETC. From time to time, the Company may, in its discretion, establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. The Executive will adhere to and follow all rules, regulations, and policies of the Company set forth in such manuals, handbooks, or statements as they now exist or may later be amended or modified. Such manuals, handbooks and statements do not constitute a part of this Agreement nor a separate contract, and shall not be deemed as amending this Agreement or as creating any binding obligation on the part of the Company, but are intended only for general guidance.

14.	OTHER PROVISIONS

14.1	This Agreement shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) the Executive and the Executive’s heirs and legal representatives, except that the Executive’s duties and responsibilities under this Agreement are of a personal nature and will not be assignable or delegable in whole or in part without the Company’s prior written consent.

14.2	All notices and statements with respect to this Agreement must be in writing and shall be delivered by certified mail return receipt requested; hand delivery with written acknowledgment of receipt; or overnight courier with delivery-tracking capability. Notices to the Company shall be addressed to the Company’s chief executive officer or general counsel at the Company’s then current headquarters offices. Notices to the Executive may be delivered to the Executive in person or to the Executive’s then current home address as indicated on the Executive’s pay stubs or, if no address is so indicated, as set forth in the Company’s payroll records. A party may change its address for notice by the giving of notice thereof in the manner hereinabove provided.

14.3	If the Executive Resigns for Good Reason because of (i) the Company’s failure to pay the Executive on a timely basis the amounts to which she is entitled under this Agreement or (ii) any other breach of this Agreement by the Company, then the Company shall pay all amounts and damages to which the Executive may be entitled as a result of such failure or breach, including interest thereon at the maximum non-usurious rate and all reasonable legal fees and expenses and other costs incurred by the Executive to enforce the Executive’s rights hereunder and the Executive will be relieved of all obligations under Section 9 (noncompetition).

14.4	This Agreement sets forth the entire present agreement of the parties concerning the subjects covered herein except for any equity incentive award agreement between the Company and the Executive. There are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth herein or therein.

EXECUTIVE EMPLOYMENT AGREEMENT	PAGE 16

14.5	Any modification of this Agreement must be in writing and signed by all parties; any attempt to modify this Agreement, orally or in writing, not executed by all parties will be void.

14.6	If any provision of this Agreement, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

14.7	This Agreement will be governed and interpreted under the laws of the State of Texas.

14.8	No failure on the part of any party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

14.9	Termination of the Employment, with or without Cause, will not affect the continued enforceability of this Agreement.

14.10	Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

14.11	This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement manually signed by one party and transmitted to the other party by FAX or in image form via email shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.
By signing this Agreement, the Executive acknowledges that the Executive (1) has read and understood the entire Agreement; (2) has received a copy of it; (3) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (4) agrees to be bound by it.
Executed and effective as of the Effective Date.

COMSYS IT Partners, Inc.,			EXECUTIVE

By:	/s/ KEN R. BRAMLETT, JR.		/s/ AMY BOBBITT
	Name:	Ken R. Bramlett, Jr.	Amy Bobbitt
	Title:	Senior Vice President, General Counsel And Secretary

EXECUTIVE EMPLOYMENT AGREEMENT	PAGE 17

Exhibit A
Schedule 1

Office	Phoenix, Arizona

Position	Senior Vice President, Chief Accounting Officer

Base Salary	$250,000 per year

Bonus Potential	$125,000

Minimum PTO	29 business days (which includes 7 paid holidays designated by COMSYS)

Specific benefits	$400 per month car allowance and reimbursement of club dues consistent with policy for similarly situated employees

EXECUTIVE EMPLOYMENT AGREEMENT	PAGE 18

Exhibit B
Bonus Plan for Amy Bobbitt
For Fiscal Year Ending December 31, 2008
Executive is eligible to receive an annual incentive bonus equal to 50% of Base Salary if 100% of the Company EBITDA Plan (as defined below) is achieved as set forth in this document (the “Bonus Potential”). No incentive will be provided unless a minimum of 90% of the EBITDA Plan is achieved. The incentive bonus potential increases if the EBITDA Plan is overachieved, according to the following schedule:

90% of EBITDA Plan achieved	50% of Bonus Potential
100% of EBITDA Plan achieved	100% of Bonus Potential
105% of EBITDA Plan achieved	150% of Bonus Potential
110% of EBITDA Plan achieved	200% of Bonus Potential
No additional Bonus Potential will be earned for any EBITDA above 110% of EBITDA Plan.
The bonus payable hereunder will be prorated between targeted achievement levels. For example, achievement of 92% of EBITDA Plan will earn 60% of Bonus Potential (or 50% for achieving the target, plus an additional prorated amount of 10% (or 1/5 of the additional Bonus Potential achievable for hitting the next higher targeted achievement level).
The 2008 EBITDA Plan amount shall be as determined by the Board.
Annual incentive bonuses will be paid by March 31 of the calendar year following the Measuring Period (January 1, 2008 to December 31, 2008).

EXECUTIVE EMPLOYMENT AGREEMENT	PAGE 19

Exhibit C
Corporate, Civic, and Charitable Board Positions Held by Executive
None

EXECUTIVE EMPLOYMENT AGREEMENT	PAGE 20